EXHIBIT 99.1

Monarch Casino & Resort Reports Record Third Quarter 2024 Net Revenue and Net Income

Declares Cash Dividend of $0.30 per Share Payable on December 15, 2024

RENO, Nev., Oct. 23, 2024 (GLOBE NEWSWIRE) -- Monarch Casino & Resort, Inc. (Nasdaq: MCRI) (“Monarch” or “the Company”) today reported operating results for the third quarter ended September 30, 2024, as summarized below:

($ in thousands, except per share data and percentages)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	Change	2024	2023	Change
Net revenue	$137,873	$132,965	3.7%	$387,673	$373,292	3.9%

Net income	$27,601	$24,163	14.2%	$68,558	$64,246	6.7%

Adjusted EBITDA(1)	$50,643	$49,221	2.9%	$133,114	$127,829	4.1%

Basic earnings per share	$1.50	$1.26	19.0%	$3.67	$3.34	9.9%
Diluted earnings per share	$1.47	$1.23	19.5%	$3.60	$3.27	10.1%

(1) Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: “Our 2024 third quarter results were strong, reflecting the strength and player appeal of our properties, amenities and service level. Third quarter net revenue and adjusted EBITDA were $137.9 million and $50.6 million, respectively, resulting in an EBITDA margin of 36.7%.

“Monarch Black Hawk continues to grow market share and increase revenue across all its business segments. We believe we can drive continued growth for the property by building additional awareness for our luxury resort offerings and exceptional service among mid-to-upper tier players throughout the greater Denver and Boulder metro areas.

“In Reno, we continue to invest in facility upgrades to elevate our competitiveness in the market while delivering attractive returns on invested capital. In this regard, the remaining 246 hotel rooms at Atlantis should be fully redesigned and upgraded by the second quarter of 2025. At the same time, we are focused on reducing costs, especially labor costs, by applying new technologies and improving processes, which supports our goal of delivering strong margins.”

Summary of 2024 Third Quarter Operating Results
In the 2024 third quarter, the Company generated net revenue of $137.9 million compared to $133.0 million in the corresponding prior-year period, representing $4.9 million, or 3.7%, year-over-year increase in net revenue. Casino and hotel revenues increased 3.4% and 5.0% year-over-year, respectively, while food and beverage (“F&B”) revenues decreased 0.2% year-over-year.

Selling, general and administrative (“SG&A”) expenses for the third quarter of 2024 were $27.2 million, or 19.7% of net revenue, compared to $27.1 million, or 20.4% of net revenue, in the corresponding prior-year period. Casino operating expense as a percentage of casino revenue increased to 36.3% during the third quarter of 2024 compared to 34.5% in the corresponding prior-year period primarily due to an increased labor expense. F&B operating expense as a percentage of F&B revenue increased to 72.8% during the third quarter of 2024 compared to 70.8% in the corresponding prior-year period due to increase cost of goods sold and operating supplies expense. Hotel operating expense as a percentage of hotel revenue decreased to 33.8% in the third quarter of 2024 compared to 34.8% in the corresponding prior-year period primarily due to effective cost management.

Net income for the third quarter of 2024 increased by $3.4 million, or 14.2%, and diluted EPS increased by $0.24, or 19.5%, compared to the corresponding prior-year period. The Company generated consolidated Adjusted EBITDA of $50.6 million, a $1.4 million, or 2.9%, increase compared to the same period a year ago.

Credit Facility and Liquidity
As of September 30, 2024, the Company had cash and cash equivalents of $39.4 million and an outstanding principal balance of $7.0 million under its credit facility.

Capital expenditures of $3.8 million in the third quarter of 2024 were funded from operating cash flow, and included capital expenditures related to the ongoing redesign and upgrade of guest rooms at Atlantis as well as ongoing maintenance capital expenditures at both properties.

On September 15, 2024, the Company paid a cash dividend of $0.30 per share to its stockholders of record on September 1, 2024. The cash dividend was funded from operating cash flow.

In the third quarter of 2024, the Company purchased 131,285 shares of its common stock on the open market for an aggregate amount of $9.6 million under its existing Repurchase Plan. The purchases were funded from operating cash flow.

Monarch’s strong balance sheet and free cash flow favorably positions the Company to continue investing in its properties, paying cash dividends, and buying back stock under its existing stock repurchase authorization. The Company continues to diligently evaluate potential M&A transactions, which we believe can drive additional long-term value for our stockholders.

Quarterly Dividend Declaration
The Company announced today a cash dividend of $0.30 per share of its outstanding common stock. The dividend is payable on December 15, 2024, to stockholders of record on December 1, 2024. This cash dividend is part of the previously announced annual cash dividend of $1.20 per share payable in quarterly payments and subject to quarterly review and evaluation by the Company’s Board of Directors.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "plan," "believe," "expect," "seem," "look," "look forward," "positioning," "future," "will," "confident" and similar references to future periods. Example of forward-looking statements include, among others, statements we make regarding: (i) the continuing strength of our balance sheet and our expected free cash flow; (ii) our expectations regarding continuing our dividend payments in the future; (iii) our expectations regarding the cash flow we expect to generate to fund our one-time cash dividend to stockholders; (iv) our beliefs regarding the strengths of the local markets we serve in Reno and Black Hawk; (v) our expectations regarding the completion of room renovations at the Atlantis; (vi) our beliefs regarding the impact of our capital investment strategy and evaluation of potential strategic transactions on our long term success and (vii) our beliefs regarding the impact of our targeted marketing focus on certain tiers of players in the Denver Boulder markets. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  adverse impacts of outbreaks of contagious diseases on our business, financial condition and operating results;
  actions taken by government officials at the federal, state and/or local level with respect to the containment of disease outbreaks, including, without limitation, temporary or extended shutdowns, travel restrictions, social distancing and shelter-in-place orders;
  our ability to manage guest safety concerns in connection with an outbreak of contagious diseases;
  our ability to maintain compliance with the terms and conditions of our credit facilities and other material contracts in the event of any unexpected or unplanned events, such as temporary or extended shutdowns;
  access to available and reasonable financing on a timely basis;
  our ability to maintain strong working relationships with our regulators, employees, lenders, suppliers, insurance carriers, customers, and other stakeholders;
  impacts of any uninsured losses;
  changes in guest visitation or spending patterns due to economic conditions, health or other concerns;
  construction factors, including delays, disruptions, availability of labor and materials, increased costs of labor and materials, contractor disagreements, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, building permit issues and other regulatory approvals or issues;
  ongoing disagreements over costs of and responsibility for delays and other construction related matters with our general contractor at Monarch Casino Resort Spa Black Hawk, PCL Construction Services, Inc., including, as previously reported, the litigation against us by such contractor;
  claims for construction defects, breach of contract, breach of warranty, fraud, fraudulent inducement, negligence or other construction related claims that we may have in connection with construction and completion of Monarch Casino Resort Spa Black Hawk and any adverse impacts on operations required to correct the same, including those claims asserted in the above-mentioned litigation against PCL Construction Services, Inc.;
  the outcome of our litigation against the general contractor of Monarch Casino Resort Spa Black Hawk, PCL Construction Services, Inc., in the above-mentioned litigation in which litigation the parties are currently awaiting the Court's decision following the trial on the matter;
  our potential need to post bonds or other forms of surety to support our legal remedies;
  risks related to development and construction activities (including disputes with and defaults by contractors and subcontractors; construction, equipment or staffing problems and delays; shortages of materials or skilled labor; environmental, health and safety issues; weather and other hazards, site access matters, and unanticipated cost increases);
  our ability to generate sufficient operating cash flow to help finance our expansion plans and any subsequent debt reduction;
  changes in laws mandating increases in minimum wages and employee benefits;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets;
  the effects of local and national economic, credit and capital market conditions on the economy in general and on the gaming industry and our business in particular, including predictions for a potential recession;
  the effects of labor shortages on our market position, growth and financial results;
  the potential of increases in state and federal taxation;
  potential of increased regulatory and other burdens;
  guest acceptance of our expanded facilities once completed and the resulting impact on our market position, growth and financial results;
  competition in our target market areas;
  broad-based inflation, including wage inflation; and
  the impact of the conflicts taking place in Ukraine and Israel.

Additional information concerning potential factors that could adversely affect all forward-looking statements, including the Company's financial results, is included in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.monarchcasino.com.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Monarch Casino Resort Spa ("Monarch Black Hawk") in Black Hawk, Colorado, approximately 40 miles west of Denver and the Atlantis Casino Resort Spa ("Atlantis"), a hotel/casino facility in Reno, Nevada. For additional information on Monarch, visit the Company's website at www.monarchcasino.com.

Monarch Black Hawk features 516 guest rooms and suites, and approximately 60,000 square feet of casino space. The resort offers approximately 1,000 slot machines; 43 table games; a live poker room; keno; and a sports book. It also includes 10 bars and lounges, as well as four dining options: a twenty-four-hour full-service restaurant, a buffet-style restaurant, the Monarch Chophouse (a fine-dining steakhouse), and Bistro Mariposa (elevated Southwest cuisine), banquet and meeting room space, a retail store, a concierge lounge and an upscale spa and enclosed year-round pool facility located on the top floor of the tower. The resort is connected to a nine-story parking structure with approximately 1,350 parking spaces, and additional valet parking, with total property capacity of approximately 1,500 spaces.

Atlantis features 817 guest rooms and suites, and approximately 61,000 square feet of casino space. The casino features approximately 1,200 slot and video poker machines; approximately 33 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room. It also includes eight food outlets; two gourmet coffee and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; retail outlet offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space.

Contacts:
John Farahi
Chief Executive Officer
775/824-4401 or JFarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500 or mcri@jcir.com

- financial tables follow -

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data; unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023

Revenues
Casino	$76,307	$73,818	$216,720	$209,578
Food and beverage	32,888	32,970	94,893	93,812
Hotel	21,642	20,608	58,147	54,173
Other	7,036	5,569	17,913	15,729
Net revenues	137,873	132,965	387,673	373,292

Operating expenses
Casino	27,676	25,473	80,801	76,471
Food and beverage	23,938	23,330	70,002	68,070
Hotel	7,306	7,176	19,891	20,107
Other	3,171	2,820	9,005	8,549
Selling, general and administrative	27,177	27,091	80,449	77,162
Depreciation and amortization	13,103	12,197	37,994	35,152
Other operating items, net	225	2,976	931	3,012
Total operating expenses	102,596	101,063	299,073	288,523
Income from operations	35,277	31,902	88,600	84,769

Interest expense, net	(145)	(369)	(349)	(1,736)
Income before income taxes	35,132	31,533	88,251	83,033
Provision for income taxes	(7,531)	(7,370)	(19,693)	(18,787)
Net income	$27,601	$24,163	$68,558	$64,246

Earnings per share of common stock
Basic	$1.50	$1.26	$3.67	$3.34
Diluted	$1.47	$1.23	$3.60	$3.27

Weighted average number of common shares and potential common shares outstanding
Basic	18,404	19,252	18,681	19,237
Diluted	18,746	19,608	19,039	19,627

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands, except per share data)

	September 30, 2024	December 31, 2023
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$39,380	$43,361
Receivables, net	11,892	11,990
Income taxes receivable	49	1,006
Inventories	7,659	7,614
Prepaid expenses	9,354	10,995
Total current assets	68,334	74,966
Property and equipment, net	577,518	580,497
Goodwill	25,111	25,111
Intangible assets, net	177	299
Total assets	$671,140	$680,873
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term debt	$7,000	$-
Accounts payable	13,318	23,092
Construction accounts payable	48,983	47,566
Accrued expenses	49,853	51,812
Short-term lease liability	945	897
Total current liabilities	120,099	123,367
Deferred income taxes	23,084	23,084
Long-term lease liability	13,356	14,021
Long-term debt	-	5,500
Other long-term liabilities	1,321	1,761
Total liabilities	157,860	167,733
Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized;	193	191
19,296,464 shares issued and 18,368,473 outstanding at September 30, 2024;
19,154,031 shares issued and 19,091,497 outstanding at December 31, 2023
Additional paid-in capital	57,174	48,821
Treasury stock, 927,991 shares at September 30, 2024; 62,534 shares at	(63,749)	(3,718)
December 30, 2023;
Retained earnings	519,662	467,846
Total stockholders' equity	513,280	513,140
Total liabilities and stockholders' equity	$671,140	$680,873

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
(In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net income	$27,601	$24,163	$68,558	$64,246
Expenses:
Stock based compensation	2,038	2,146	5,589	4,896
Depreciation and amortization	13,103	12,197	37,994	35,152
Provision for income taxes	7,531	7,370	19,693	18,787
Interest expense	145	369	349	1,736
Construction litigation expenses (2)	21	2,946	664	4,119
Insurance claims proceeds (2)	-	-	-	(1,195)
Loss (gain) on disposition of assets (2)	204	30	267	88
Adjusted EBITDA (1)	$50,643	$49,221	$133,114	$127,829

(1)	Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock-based compensation expense, other one-time charges, pre-opening expenses, construction litigation expenses, acquisition expenses, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) or as a measure of liquidity. This measure enables comparison of the Company's performance over multiple periods, as well as against the performance of other companies in our industry that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and, therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.
(2)	Amount included in the "Other operating items, net" in the Consolidated Statement of Income.